           SCHEDULE OF SERIES PORTFOLIOS OF SPDR(R) INDEX SHARES FUNDS

Dated: June 19, 2007

FUND

DJ STOXX 50(R) ETF
DJ EURO STOXX 50(R) ETF
SPDR(R) DJ Wilshire International Real Estate ETF
SPDR(R) FTSE/Macquarie Global Infrastructure 100 ETF
SPDR(R) MSCI ACWI ex-US ETF
SPDR(R) Russell/Nomura PRIME(TM) Japan ETF
SPDR(R) Russell/Nomura Small Cap(TM) Japan ETF
SPDR(R) S&P(R) China ETF
SPDR(R) S&P(R) Emerging Asia Pacific ETF
SPDR(R) S&P(R) Emerging Markets ETF
SPDR(R) S&P(R) Emerging Europe ETF
SPDR(R) S&P(R) Emerging Latin America ETF
SPDR(R) S&P(R) Emerging Middle East & Africa ETF
SPDR(R) S&P(R) World ex-US ETF
SPDR(R) S&P(R) International Small Cap ETF
SPDR(R) S&P(R) BRIC 40 ETF
SPDR(R) S&P(R) Asia Pacific ETF*
SPDR(R) S&P(R) Europe ETF*

*    The Fund is registered but not operational